As Filed With the Securities and Exchange Commission
on September 26, 2007
Registration No. 333-138100

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

FIRST COMMERCE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation or organization)	20-5565433 (I.R.S. Employer Identification No.)

500 North Ellington Parkway Lewisburg, Tennessee (Address of Principal Executive Offices)	37091 (Zip Code)
FIRST COMMERCE BANK 2002 STOCK OPTION PLAN
(Full title of the plan)
W.B. Marsh
500 North Ellington Parkway
Lewisburg, Tennessee 37091
(Name and address of agent for service)
Copy to:
Bob F. Thompson, Esq.
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002
(615) 742-6200
(931) 359-4322
(Telephone number, including area code, of agent for service)

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment relates to the Registration Statement of First Commerce Bancorp, Inc. (the “Registrant”) on Form S-8 (File No. 333-138100), pertaining to the registration of 195,462 shares of the Registrant’s common stock, par value $1.00 per share, issuable under the Registrant’s First Commerce Bank 2002 Stock Option Plan (the “Plan”). On September 25, 2007, an amendment to the Charter of the Registrant (the “Charter Amendment”) was duly adopted and filed with the Tennessee Secretary of State. The Charter Amendment provided for the authorization of two new classes of capital stock, Class A stock and Class B stock, and the reclassification of shares of common stock held by shareholders who own between 204 and 1,020 shares of common stock into Class A stock and shares of common stock held by shareholders who own 203 or less shares of common stock into Class B stock. The reclassifications were made on the basis of one share of Class A or Class B stock as described above for each share of common stock held as of the close of business on September 25, 2007 (the “Reclassification Transaction”).
     As a result of the Reclassification Transaction, there are presently fewer than 300 shareholders of record of the Registrant’s common stock, which allows the Registrant to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended.
     In accordance with an undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby de-registers 166,578 shares of common stock originally reserved for issuance under the Plan and registered under the Registration Statement which remained unissued at the effective time of the Reclassification Transaction.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisburg, State of Tennessee, on this 26th day of September, 2007.

FIRST COMMERCE BANCORP, INC.
By:	/s/ W. B. Marsh
W.B. Marsh
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints W.B. Marsh and D. Glenn Hardison, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ W. B. Marsh W.B. Marsh	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2007
* D. Glenn Hardison	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 26, 2007
* Walter W. Bussart	Director	September 26, 2007
* John O. Chunn	Director	September 26, 2007
* Thomas H. Hawkins, III	Director	September 26, 2007
* Allen L. Henderson, Jr.	Director	September 26, 2007
* David H. Jent	Director	September 26, 2007

Signature	Title	Date
* James P. Moon	Director	September 26, 2007
* James L. Russell, Jr.	Director	September 26, 2007
* Robert E. Wiles, Jr.	Chief Operating Officer and Director	September 26, 2007
* /s/ W. B, Marsh Attorney-in-Fact